Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 80 to Registration Statement No. 002-93601 on Form N-1A of our report dated September 14, 2007 relating to the financial statements and financial highlights of Fidelity Securities Fund, including Fidelity OTC Portfolio and of our report dated September 18, 2007 for Fidelity Blue Chip Growth Fund, appearing in the Annual Report on Form N-CSR of Fidelity Securities Fund for the year ended July 31, 2007, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Boston, Massachusetts

May 1, 2008